Exhibit 99.1

STEC, Inc.

Moderator: Mitch Gellman

November 13, 2007

4:30 p.m. EST

OPERATOR: Good afternoon. My name is Erica and I will be your conference operator today. At this time I would like to welcome everyone to the STEC Q3 Earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, press star, then the number two on your telephone keypad. Thank you. Mr. Gellman, you may begin your conference.

MITCH GELLMAN, VICE PRESIDENT, INVESTOR RELATIONS, STEC: OK, thanks Erica. Welcome everyone, good afternoon. Thanks again for joining us today for our Q3 2007 Earnings conference call. First of all, I’d just like to update you on our upcoming analyst day and our conference presentation schedule. On Thursday, November 29th, we will hold our second Analyst and Portfolio Manager half day event at the NASDAQ market site in New York City. If you haven’t RSVPed, please do so by e-mail at ir@stec-inc.com. That will go directly to me. Thank you very much.

As far as conferences, on Wednesday, November 28th, the day before our analyst day, we will be presenting at the CIBC World Market’s Third Annual Mid and Small Cap Best Ideas conference. That’s also in New York City. In December, Thursday, December 6th, we’ll be presenting at the Lehman Brothers, the Global Tech Conference in San Francisco. And to kick off 2008, we present at the Needham & Company’s 10th Annual Growth Stock Conference, also in New York City.

With me today for today’s discussion and Q&A session are Chairman and CEO, Manouch Moshayedi, and Chief Financial Officer and Director, Dan Moses. Various comments about the company’s future expectations, plans, prospects made during today’s earnings conference call, including the question and answer session, constitute forward-looking statements within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Act of 1934, as amended, and are based on management’s current expectations. These forward-looking statements entail various significant risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. The risks and uncertainties are detailed under risk factors in filings with the Securities and Exchange Commission made from time to time by us, including our annual report on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K, including the Form 8-K filed earlier today for this news release. The filings are available under the category, SEC Filings, in the Investor Relations section at our web site, which is www.stec-inc.com. Forward-looking statements in this teleconference are generally identified by words such as beliefs, anticipates, expects, intend, may, will and other similar expressions, however these words are not the only way we identify forward-looking statements. In addition, any statements that refer to expectations, projections or characterizations of future events or circumstances are forward-looking statements. Listeners are cautioned not to place undue reliance on these forward-looking statements, which represents our views only as of today. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change and therefore you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

Thanks again for joining us and now I’d like to turn the call over to our CFO, Dan Moses. Dan?

DAN MOSES, CHIEF FINANCIAL OFFICER AND DIRECTOR, STEC: Thank you Mitch, and welcome everyone. We continue to make significant strides towards completing our strategic plans to add significant low-cost manufacturing capacity in Malaysia, introduce and ramp to substantial revenue levels our new high-growth, high-margin SSD product lines and significantly lower our effective income tax rate.

The construction of our Malaysia facility will be completed this month. We plan to transfer production equipment from our interim facility in Malaysia to our permanent facility in January of 2008 and begin producing SSD products in the facility during the second quarter of 2008, and then ramp to significant production volumes by the third quarter of 2008. Further, we expect several significant customers of our ZeusIOPS product line to transition from the current qualification stage to full scale production during the next two to three quarters. In addition, we expect to begin sampling our Mach8 and Mach8IOPS SSD product lines before yearend. Our global tax structure is nearly in place and we expect to see our effective income tax rate begin to decline in the second half of 2008.

For the third quarter of 2007, on a continuing operations basis, revenues by product line were as follows: Flash Memory was $27.9 million or 63 percent of total revenues, DRAM Memory was $14.0 million dollars or 31 percent of total revenues, and Service Revenue and Other was $2.8 million or six percent of total revenues. International sales comprised 19 percent of our total revenue in the third quarter of 2007.

Our average sale price for non-service revenue decreased from $33 per unit in the second quarter of 2007 to $30 per unit in the third quarter. Average shipment density for our memory products increased from 1.0 gigabytes in the second quarter of 2007 to 1.1 gigabytes in the third quarter. We shipped 1.4 million total non-service units in the third quarter of 2007, up from 1.3 million units in the second quarter of 2007.

GAAP results include several expense items that we do not expect to recur in our long-term operating model. These items are detailed in our third quarter of 2007 earnings release that was issued earlier today. The following comparisons are based on non-GAAP operating expenses from continuing operations for the second and third quarters of 2007. Non-GAAP sales and marketing spending decreased from $4.3 million in the second quarter of 2007 to $4.0 million in the third quarter of 2007. Non-GAAP general and administrative spending was relatively flat at $3.5 million in the third quarter of 2007 compared to $3.4 million in the second quarter. Non-GAAP research and development spending was also relatively flat at $3.1 million in the third quarter of 2007 compared to $3.2 million in the second quarter.

Capital expenditures were $10.7 million during the third quarter of 2007 and depreciation expense was approximately $1.2 million during the quarter. The capital expenditures related primarily to construction costs and new production equipment purchased for our Malaysian facility. We are projecting third quarter of 2007 results to range from revenue of $48 to $51 million with diluted non-GAAP EPS of seven to nine cents per share.

Thank you again for joining us today. This concludes our prepared remarks and now Manouch, Mitch and I would like to open it up for questions.

OPERATOR: At this time I would like to remind everyone, in order to ask a question, press star, then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from the line of Gordon Johnson with Lehman Brothers.

GORDON JOHNSON, LEHMAN BROTHERS: Hello guys. Can you hear me?

MOSHAYEDI: Yes.

JOHNSON: Congratulations on a good quarter and guidance.

MOSHAYEDI: Thank you.

JOHNSON: Just wanted to ask a question on the expected revenue from ZeusIOPS next year. Is there any potential; is there any potential, given what you guys have seen since the last call that we could see potentially a higher revenue or a higher estimate there?

MANOUCH MOSHAYEDI, CHAIRMAN AND CHIEF EXECUTIVE OFFICER, STEC: Right now we have, we are still projecting $50 million and we think that is a conservative view but we’ll have to wait and see. That is based on the few customers who have already qualified or are in the later stages of qualification of ZeusIOPS into their systems.

JOHNSON: OK, thank you.

MOSHAYEDI: I think …

JOHNSON: Given what – go ahead.

MOSHAYEDI: I think 50 million bucks is a good number still to go with.

JOHNSON: OK, thank you.

OPERATOR: Your next question comes from the line of Bob Gujavarty with Deutsche Bank.

BOB GUJAVARTY, DEUTSCHE BANK: Hey, thanks guys. Did you purchase any shares in the quarter?

MOSHAYEDI: Yes. Do you mean the company or me?

GUJAVARTY : Yes, yes. The company, I mean. Yes.

MOSHAYEDI: The company did not buy any shares in the quarter.

GUJAVARTY : Did not, OK. And could you go through some cap ex expectations for next quarter and then maybe just some inkling of what you think you can, 2008 could look like?

MOSES: Sure. For Q4, again, and this is primarily being driven by the finalization of the building in Malaysia, we’re expecting about $eight to $10 million dollars of, you know, final construction payment and some equipment. We expect to, you know, that should wrap up the construction costs in Q4. Next year we’ll be buying a little bit more equipment, mainly test fixtures, testing equipment, that type of thing, but it should be markedly lower than what we saw in 2007 so, you know, if I had to estimate I’d say, you know, maybe somewhere between, you know, four and six million dollars of equipment, fixed assets for next year. It should come way down.

GUJAVARTY : OK, great. And then just one final question. As the ZeusIOPS product becomes a bigger portion of your mix, how should I think about that from a margin perspective? Is it pretty much in line with your other Flash segment, the rest of the Flash segment, or do you think it moves it one way or the other?

MOSHAYEDI: At this point we are projecting a 50 percent plus margin for it.

GUJAVARTY: OK, great. Thanks guys and congratulations.

MOSHAYEDI: Thank you.

OPERATOR: Your next question comes from the line of Daniel Gelbtuch with CIBC.

DANIEL GELBTUCH, CIBC: Hello. Congratulations on an excellent quarter and pretty good guidance. As far as the tax rate is concerned, you mentioned that you expect to start declining in the second half of next year. Where should we be looking at for it to shake out towards the end of the year?

MOSES: You know, it’s very difficult to project exactly at a point in time because there’s a lot of variables. I think once everything settles and we’re out a couple of, you know, two years or so, we’re hoping to get it down, you know, as low as 20 percent if not even lower than that. The variables are, you know, what’s eligible for low or no taxes are products that are built in Malaysia that are shipped internationally, either to international subs of U.S. companies or to international companies, and using IP that was co-developed by Cayman. The Cayman entity that we have actually owns the foreign rights to all the ZeusIOPS product because when we did the acquisition last year we were able to buy the foreign rights through a Cayman entity, so ZeusIOPS is technology, the foreign rights of which are owned by Cayman and then anything we’ve been building since April this year, all the new products based on new controllers will be owned by Cayman. So the, you know, the mix of products and, you know, how quickly we can get customers to contract with us internationally are kind of the variables but we do expect a, increase in ZeusIOPS sales second half of next year. We should be able to build that product out of Malaysia so we know that there will be some part of the mix that will be, you know, subject to the low tax rate, so I can’t really give you a good number at this early stage.

GELBTUCH: I understand, but as far as the, it should peak out, probably, in the second quarter, is that what you’re saying, for the tax rate?

MOSES: Yes. Well, yes. I would say so. I would say in, you know, for pretty much this quarter, next quarter, all the way through Q2 it’s going to probably be higher than our normal because we’re actually, you know, co-funding R&D expenses through Cayman and they really aren’t collecting any IP royalties yet so, yes, I would say it would peak out in Q2 and then we should start to get some revenue into Cayman Q3 of next year.

GELBTUCH: Alright, now switching gears to, let’s say, ZeusIOPS. Obviously you have, you have a whole bunch of testing going on. How many customer, and is there any way you could give us some number of how many customers you have in, let’s say, beta testing right now or beta testing and beyond, and already customer testing?

MOSHAYEDI: I would say, in total, people who can use ZeusIOPS, there are probably about four to five major companies that would use ZeusIOPS in the light application, and then there are probably about 20 companies below them that would use ZeusIOPS but not in majority of their products. We are qualifying parts at all 25. We are, I would say, way ahead of the rest of the 20 with the five first, so the top five are the, I would say in the latest stages of qualifications at this point. So are there new customers on the world, in the world that can use ZeusIOPS that we have not approached already.

GELBTUCH: I got you. And when you say that they’re well on their way in the qualification stage, you’re saying they’re already at beta testing and beyond?

MOSHAYEDI: Yes.

GELBTUCH: Were they, they’re already directly; some of them theoretically could have products that are in the hands of potential customers.

MOSHAYEDI: We would, we would think that sometime around first, oh, late first quarter of next year; you will see announcements from the big storage, enterprise storage companies about using ZeusIOPS in their systems.

GELBTUCH: OK, now as far as Zeus Mach products, could you just update us on what you see the timeline for adoption? You know, obviously it’s a, it’s a very large potential market but, and might have different economics triggers than obviously the ZeusIOPS, but what do you see the timeline for that market’s adoption?

MOSHAYEDI: Right. The Mach8 and Mach8IOPS will be sampling at the end of this month to the biggest customers who would be able to use this product. Everyone is extremely anxious about it because this is the highest technology product that’s out there. There’s no eight channel controller SSD out there at this point. No one has announced it and I would say everybody who would be in it would, is at least two or three quarters behind and so most of the major PC and server companies who could use SSDs are waiting for us to sample them the product. I think it will have a shorter qualification time span than the ZeusIOPS. I think it will probably start; the qualification would end in about six months rather than the 12 months it has taken the ZeusIOPS. So I think we should be able to start getting good revenue out of the Mach8 and Mach8IOPS somewhere around third quarter of next year.

GELBTUCH: OK. And as far as competition in that space and I guess maybe touch on what competition for ZeusIOPS, Zeus, MachIOPS and Zeus Mach, how would you characterize the competitive landscape for all three?

MOSHAYEDI: OK, I think there is a paragraph in our press release today just trying to set aside all the misinterpretation, misunderstandings that’s out there about announcements from different companies who have come out and said we are going to get into SATA SSDs and oh we have SATA SSDs or other types of SSDs that are out there, or people are thinking about coming out, none of which are going to be even comparable to what we offer in our ZeusIOPS. So people have to put that out of their mind that there is a competition on ZeusIOPS product line and based on the complexity of this product, we don’t see anyone, if they all decided that they wanted to get into it, it will take at least a year, a year and a half for people to actually come up with this type of a product so there, since we have not seen any press releases from anyone, we don’t think that anyone is even thinking about coming out with a ZeusIOPS compatible product. On the Mach …

GELBTUCH: And what is the distinguishing factor? Is it, is it the eight channel configuration. Is it the IOPS per, IOs per second performance? I mean what’s …

MOSHAYEDI: Well ZeusIOPS is a 16 channel controller that is much faster than anything that’s out there. It is specifically built for the enterprise server and storage applications. It replaces 30 actual hard drives when it’s applied into those markets so it is a completely different product than just a regular SSD, it, because the IOPS that it has is so much higher than anything that’s out there or anyone is even imagining of coming out with. Then we get into Mach8 and Mach8IOPS, and Mach8 product line would go into low-end servers and PCs and since that is a eight channel controller, still it works faster than anyone’s SSD that’s out there because the best SSD product that’s out there today is using a four channel controller, so therefore is not as fast as the Mach8 product. In, on the other side we have the Mach8IOPS, which has got extra circuitry in it and extra components on it that would make this product, again, in terms of IOPS, quite superior to the regular SSDs that are out there that’s built specifically for high end server markets. So these are the three product lines that we are coming out with and if you think about who is going to be a competitor in this market, I would say on ZeusIOPS we don’t expect anyone to come into this market for the 2008. On the Mach8 product line, we will see competition probably in the second half of next year. In the Mach8IOPS, we’ll probably see competition at the end of 2008.

GELBTUCH: OK, and again, for the Mach8 and the Mach8IOPS, who do you peg as the competitor in the second half of next year?

MOSHAYEDI: I would say the best candidates to be a competitor in that market will be people who are actually today making Flash components.

GELBTUCH: OK, thank you very much.

MOSHAYEDI: You’re welcome.

OPERATOR: Your next question comes from the line of Salomon Kamalodine.

SALOMON KAMALODINE: Hi. Want to get an idea of how much visibility you have into this 50 million for next year Manouch. Is that based on the top five customers in particular, where you expect to get bigger design wins or is that based on having some wins at all 25 customers?

MOSHAYEDI: This is mostly based on the top five. And if we get designed in and, the thing is if you look at the whole market that would use ZeusIOPS, there’s one organization that’s about 50 percent of the whole market, then there are a couple of other companies who are about 20 percent of the market. And then there, all the other companies, all the other 22 or so fall in the 10 percent, 15 percent of the market so it’s, yes. Once you get into the top three or four, you’ve got most of the market wrapped up. So that’s where we are today and we think that all, the projection of 50 million bucks will come in primarily from a couple of customers.

KAMALODINE: Right. And you talked about 50 percent gross margins on the ZeusIOPS drive, what kind of ASPs do you have in mind with this?

MOSHAYEDI: What kind of ASPs?

KAMALODINE: Yes, for, at this particular large customer where presumably ASPs would have to be a bit lower than we would typically expect (INAUDIBLE).

MOSHAYEDI: Right. So based on, based on this slide that we are projecting for SLT chips during 2008, I would say that our projections are base on a $5,000 per unit.

KAMALODINE: Got it. Can you just give us an idea of the product mix in the Flash business in the September quarter in terms of CF cards versus all state drives and maybe give us the sampling revenue from the Zeus product in September quarter.

MOSES: Sure. So we did about, roughly, 28 million in the quarter for Flash. Let me get the exact number. Yes, we actually did about 27.9 million in total Flash for the quarter. Almost 21 of it was based on Compact Flash. We had about four and a half that was SSD, and of that I believe about three million of it was ZeusIOPS, two and half, three million.

KAMALODINE: OK, so there’s going to be another three million from Zeus?

MOSES: Yes, there’s a variety of other interfaces and form factors, ATA, MMC, SD, USB, there’s a variety of other smaller ones but they’re all under a million.

KAMALODINE: OK, and the gross margin in that business?

MOSES: Gross margin on Flash, actually I don’t, I don’t actually have it in front of me. Let me grab it and I’ll say it before the call’s over.

KAMALODINE: OK, thanks. Couple more, what’s going on with HP at this point? Have they come back in the DRAM business and also, I was under the impression that you guys could potentially be shipping some Flash parts to them this year or maybe next year. Can we get an update on that?

MOSHAYEDI: Yes, so we are continuing our work in terms of Flash qualifications at all customers, HP included, and we are still in a, in a good, you know, we are shipping good amount of everything on a quarterly to HP, as you can see. Right now, I think this quarter we’ve got somewhere around $2.5 million of, basically service revenue that’s taken out all the DRAM when we ship it out to HP, so we’ve, we don’t have it, we don’t have the business still up at the same levels as we had it in 2006 but it still is, I think this year, including DRAM into the revenue I think we would do somewhere around $20 to $22 million.

MOSES: Hey Salomon, I have the gross profit margins by the product categories.

KAMALODINE: Yes.

MOSES: So we’ve got the DRAM Memory product category is about nine percent and Flash is about 40. A couple things are happening. These are all GAAP numbers so there are some Malaysia costs and some, the one time inventory write off that was kind of abnormal in the quarter sort of bringing down some of these numbers. And then also, as we go forward, we’re expecting an, pretty good size increase in ZeusIOPS in Q4, which is going to be at a higher margin than the normal Flash products that we have, and then as the revenues go up too, we’ll be able to absorb more of the cost in, you know, amongst the higher revenues so it was actually a little lower than normal for the, for the Flash category but we expect it to start to turn back up beginning this quarter.

KAMALODINE: So you allocated the PCB write off and the Malaysian ramp up costs to the Flash business.

MOSES: Well the peak, the write off is actually going to be fully, that’s a DRAM, that’s a DRAM write off so that would actually go against DRAM but the Malaysia costs would be spread evenly by revenue.

KAMALODINE: Yes. And would it be fair to say that because you may have been working through some higher cost inventory bought in the second quarter that that may have impacted your margins in the Flash business in Q3?

MOSES: You know, I’d have to go back and take a look at exactly where the drop came by product category but it’s probably a combination of a variety of factors, the one I listed that also could be part of the, part of the issue as well.

KAMALODINE: OK. Thanks.

MOSES: I would expect that to pick up into Q4.

KAMALODINE: OK, thanks.

MOSES: OK.

OPERATOR: Your next question comes from the line of Richard SHANNON with NORTHLAND SECURITIES.

RICHARD SHANNON, NORTHLAND SECURITIES: Hi guys. How are you?

MOSES: Good. How’s it going?

SHANNON: Not too bad. First question, following up on one of the questions previously about your expectations for $50 million in ZeusIOPS revenues in 2008. How sensitive is that to your expectations of SOC pricing’s going to be?

MOSHAYEDI: Richard, you’re getting completely cut out so we can’t hear what you’re saying.

MOSES: I think his question was on the ZeusIOPS, how sensitive is it to components, Flash component prices changing. Is that right?

SHANNON: Yes it is. Can you hear me a little better now?

MOSHAYEDI: Yes.

SHANNON: Sorry about that.

MOSHAYEDI: I had to guess what your question was. I think Dan’s hearing is much better than me. But ZeusIOPS, basically, our customers understand a formula that we have given them in terms of margin and price of Flash affects so up or down, the price of Flash will, Flash components will definitely affect the ZeusIOPS so it’s a, it’s, it definitely takes a, makes a difference on that.

SHANNON: Is there any way that you can give us a sense of what level of SLC pricing is required to get to, get to that level of, you know, given it’s in the SSDs that you’re going to achieve that $50 million number?

MOSES: To get to our 50 estimate.

MOSHAYEDI: OK, so you’re saying …

MOSES: What do we think pricing’s going to be?

SHANNON: Yes, how much, how much lower does it need to be than it is today in order to see that as a reasonable estimate?

MOSHAYEDI: OK, I don’t think that ZeusIOPS is as susceptible to pricing as a regular SSD would be for the PC and low end servicers, you know, today we’re shipping out our ZeusIOPS somewhere around the $10,000 per unit and it is, even at this price, is about 40 percent off the price of using hard drives, plus it can save about 90 percent of the maintenance costs on a yearly basis so it is significant, 60 percent savings for any of our customers who would use the ZeusIOPS versus a rotating hard drive. So the price is not such a big part of the whole deal when we’re talking about ZeusIOPS. For the SSDs, when it goes into PCs and laptops and low end service, it would, price would be definitely a big number. However, for the $50 million, we are calculating about 10,000 units shipped in 2008 at 5,000 bucks a piece.

SHANNON: That’s great. A couple of very quick follow-ups questions here. Again, what was the amount of DRAM units you shipped in the third quarter?

MITCH GELLMAN: Come again, Richard?

SHANNON: Number of DRAM units you shipped in the third quarter.

MOSES: Sure. Third quarter unit volume for DRAM was 303,000 units. Flash was about 1.1 million.

SHANNON: Great. And then last one for me – can you give us an idea what your assumptions are for DRAM pricing? Is this included or embedded in your fourth-quarter guidance?

MOSHAYEDI: I think DRAM pricing as low as we’re going to see them for a while, and we actually predicting pretty stable DRAM prices at this point.

SHANNON: OK, great. Thanks a lot, guys.

MOSHAYEDI: All right:

UNIDENTIFIED: Thanks, Richard.

OPERATOR: There are no further questions at this time.

MOSHAYEDI: Thank you very much for participating today. Talk to you guys later.

OPERATOR: This concludes today’s conference call. You may now disconnect.

END